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                                                                EXHIBIT (p) 1.81
                                 CODE OF ETHICS

                      PACIFIC AMERICAN INCOME SHARES, INC.
                        WESTERN ASSET MANAGEMENT COMPANY
                            WESTERN ASSET FUNDS, INC.
                         WESTERN ASSET PREMIER BOND FUND
                 WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION
                            PROTECTED SECURITIES FUND
                 WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION
                           PROTECTED SECURITIES FUND 2
                 WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION
                           PROTECTED SECURITIES FUND 3

A. STATEMENT OF GENERAL PRINCIPLES

   1. All Access Persons that are affiliated with Western Asset are fiduciaries to all Accounts managed by Western Asset. All such Access Persons are also fiduciaries to shareholders of Mutual Funds managed, advised or sub-advised by Western Asset. Accordingly, Access Persons shall place the interests of the Accounts and shareholders first.

   2. Access Persons must scrupulously avoid serving their personal interests ahead of the interests of the Accounts. Each Access Person shall handle his or her activities and personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility. No Access Person shall take inappropriate advantage of his or her position.

   3. All Access Persons shall act in accordance with both the letter and the spirit of this Code. Technical compliance with the Code's procedures will not automatically insulate from scrutiny activity that may indicate an abuse of fiduciary duties.

   4. It will be considered a violation of this Code to do indirectly that which is prohibited directly. For example, it will be considered a violation of this Code to do indirectly through options, futures or other derivatives that which is prohibited directly through transactions in securities themselves.

   5. This Code is to be interpreted consistent with the Securities and Exchange Commission's rules governing codes of ethics.

   6. Directors of the Companies (who are not employees of Western Asset) will only be subject to the Reporting requirements outlined in Section E.6., but will not be subject to the Pre-Clearance requirements of Section B, the Prohibited Transaction requirements of Section C or the provisions of Section F.

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   7. Notwithstanding any other provision of this Code to the contrary, Access
      Persons of the Companies who are also employed principally by Claymore Securities, Inc., Claymore Advisors, LLC, or affiliates of Western Asset Management Company who are subject to the Claymore Securities, Inc. Code of Ethics, the Claymore Advisors, LLC Code of Ethics, the Legg Mason, Inc. Code of Ethics or the Western Asset Management Company Limited Code (the "Affiliate Codes") shall not be subject to this Code (other than as provided in the following sentence), but rather shall be subject to the provisions of the Affiliate Codes. The Affiliate Codes are hereby incorporated by reference into, and made a part of, this Code.

B. PRE-CLEARANCE

   1. Except for the transactions set forth in Section D below, any Securities Transaction in which an Access Person has a direct or indirect Beneficial Interest must be pre-cleared with a Pre-Clearance Officer.

   2. Pre-Clearance Procedures - Prior to entering an order for a Securities Transaction that requires Pre-Clearance, the Access Person must receive trade authorization. Trade Authorization Request forms are available on the compliance page of Wamnet and must be signed by a Pre-Clearance Officer (A list of Pre-Clearance Officers is also available on the compliance page of Wamnet). Transactions of a Pre-Clearance Officer that require Pre-Clearance must be submitted to another Pre-Clearance Officer. In the event an Access Person is unable to complete a Trade Authorization Request form, the Access Person requesting Pre-Clearance may designate someone else to complete the Form on his or her behalf in order to obtain proper authorization.

   3. Length of Trade Authorization Approval - Trade authorizations are effective until the earlier of (1) their revocation, (2) the close of business on the trading day after the authorization is granted, or (3) the Access Person learns that the information provided in the Trade Authorization request is not accurate. If the order for the Securities Transaction is not placed within that period, a new authorization must be obtained before the Securities Transaction is placed. If a Securities Transaction is placed but has not been executed before the authorization expires (e.g. a limit order), no new authorization is necessary unless the person placing the order amends it in any way.

C. PROHIBITED TRANSACTIONS

   1. Always Prohibited Securities Transactions - The following Securities Transactions are prohibited and will not be authorized under any circumstances:

      a. Inside Information - Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

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      b. Market Manipulation - Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

      c. Others - Any other transaction deemed by the Pre-Clearance Officer to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

   2. Generally Prohibited Securities Transactions - Unless exempted by Section D, the following Securities Transactions are prohibited and will not be authorized absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

      a. 60 Day Holding Period - No Access Person may sell shares of a Mutual Fund managed, advised or sub-advised by Western Asset or a Legg Mason Fund, in which the Access Person has a Beneficial Interest, within sixty (60) calendar days of a purchase of shares of the same Mutual Fund for the same account, including an individual retirement account or deferred compensation plan.

      b. Initial Public Offerings (Investment Persons Only) - Investment Persons shall not acquire any Securities in an Initial Public Offering.

      c. Limited Offerings (Investment Persons Only) - Investment Persons shall not acquire any Securities in a Limited Offering without written prior approval from the Western Asset Operations Committee. This prior approval shall take into account among other factors, whether the investment opportunity should be reserved for Accounts managed by Western Asset, and whether the opportunity is being offered to the Investment Person by virtue of his or relationship with the Companies. An Investment Person who has been authorized to acquire securities in a limited offering shall disclose that investment when he or she plays a part in any subsequent consideration by the Accounts or the Companies of an investment in the issuer. In such circumstances, the decision to purchase Securities of the issuer shall be subject to an independent review by Investment Persons with no personal interest in the issuer.

      d. One-Day Blackout Period - No Access Person shall execute a Securities Transaction in a fixed income security of an issuer on any day during which an Account managed by Western Asset has placed or executed a purchase or sell order on a security of the same issuer. Fixed Income securities include bonds, convertible bonds, preferred stock or any other security of the issuer that could convert into fixed income instruments of that issuer.

      e. Seven-Day Blackout Period (Investment Persons Only) - Investment Persons may not purchase or sell fixed income securities for their own account within seven calendar days of an Account's purchase or sale of Securities of the

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         same issuer. Fixed Income securities include bonds, convertible bonds, preferred stock or any other security of the issuer that could convert into fixed income instruments of that issuer.

      f. 60-Day Blackout Period (Investment Persons Only) - After the purchase of a fixed income security for his or her own beneficial interest, an Investment Person may not, within 60 days of that purchase, transact to sell that security or any fixed income security of the same issuer, if a fixed income security of the same issuer was held in an Account managed by Western Asset anytime following the Investment Person's purchase. For example, an Investment Person could not buy a security on the first business day of a month and sell that same security or any security of the same issuer on the 25th business day if an Account held the same issuer anytime during those 25 business days.

         In the same spirit, after a sale of a fixed income security for his or her own beneficial interest, an Investment Person may not, within 60 days of that sale, transact to purchase the same security or any fixed income security of the same issuer within 60 days of the initial sale if a fixed income security of the same issuer was held in an Account managed by Western Asset anytime following the Investment Person's sale. For example, an Investment Person could not sell a security on the first business day of a month and purchase that same security or any security of the same issuer on the 25th business day if an Account held the same issuer anytime during those 25 business days.

D. EXEMPTIONS

   1. Exemption from Pre-Clearance and Treatment as a Prohibited Transaction - The following Securities Transactions are exempt from the Pre-Clearance requirements of Section B and the prohibited transaction restrictions of Section C.

      a. Money Market Mutual Funds - Any purchase or sale of shares issued by an open-end money market Mutual Fund including those money market Mutual Funds advised or sub-advised by Western Asset;

      b. Mutual Funds (excluding Legg Mason Funds and Mutual Funds managed, advised or sub-advised by Western Asset) - Any purchase or sale of shares issued by an open-end Mutual Fund excluding Legg Mason Funds and Mutual Funds managed, advised or sub-advised by Western Asset.

      c. Common Stocks - Any purchase or sale of a common stock not on Western Asset's restricted list. Employees are responsible for monitoring the restricted list, which is located on the Compliance Page of Wamnet.

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      d. Systematic Investment Plans - The 60 day holding period for Western
         Asset Advised Funds and Legg Mason Funds is not applicable to acquisitions or sales of Western Asset Advised Funds or Legg Mason Funds pursuant to a systematic investment or withdrawal plan that has previously been approved by a Pre-Clearance Officer. A systematic investment or withdrawal plan is one pursuant to which a prescribed purchase or sale will be automatically made on a regular, predetermined basis without affirmative action by the Access Person. As such, only the initial investment instruction requires Pre-Clearance.

      e. No Knowledge - Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, a transaction effected by a Trustee of a blind trust or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

      f. Certain Corporate Actions - Any acquisition of Securities, through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

      g. Options-Related Activity - Any acquisition or disposition of a Security in connection with an option-related Securities Transaction that has been previously approved. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Section B and C are not applicable to the sale of the underlying Security.

      h. Commodities, Futures and Options on Futures - Any Securities Transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures.

      i. Miscellaneous - Any transaction in the following:

         -  Bankers Acceptances,

         -  Bank Certificates of Deposit,

         -  Commercial Paper,

         -  Repurchase Agreements,

         -  Securities that are direct obligations of a G7 Government,

         - Other securities as may from time to time be designated in writing by the Operations Committee on the grounds that the risk of abuse is minimal or non-existent.

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      The Securities listed above are not exempt from the reporting requirements set forth in Section E.

   2. Exemption from Pre-Clearance - The following Securities Transactions are exempt from the Pre-Clearance requirements set forth in Section B.

      a. Legg Mason Funds not sub-advised by Western Asset - Any transaction in a Legg Mason Fund not managed by Western Asset.

      b. Transactions in Certain 401(k) Accounts and Deferred Compensation Plans Acquisitions or sales of Western Asset Advised Funds or Legg Mason Funds though an Access Person's Legg Mason 401(k) participant account or Deferred Compensation Plan.

   3. Exemption from Treatment as a Prohibited Transaction - The following Securities Transactions are exempt from the prohibited transaction restrictions of Section C.

      a. Options on Broad-Based Indices - The prohibitions in Section C are not applicable to any Securities Transaction involving options on certain broad-based indices designated by the Operations Committee. The broad-based indices designated may be changed from time-to-time and presently consist of the S&P 500, the S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite and Wilshire Small Cap indices.

      b. Sovereign Debt of Non-U.S. Governments - The prohibitions in Section C are not applicable to any Securities Transactions involving Sovereign debt of Non-U.S. governments with an issue size greater than $1 billion and issued in either the home currency or U.S. dollars.

E. REPORTING

   1. Initial Reports - All Access Persons (except Disinterested Directors for a Company other than Western Asset), within ten (10) days of being designated an Access Person, must disclose all Covered Securities in which they have a direct or indirect Beneficial Interest. Such report must include the title, number of shares and principal amount of each Covered Security. Access Persons must also report all brokerage accounts in which they have a direct or indirect Beneficial Interest. Initial reports must be signed and dated by the Access Person.

   2. Monthly Reports - All employees of the Companies shall submit a report of any Securities account established during the month for the direct or indirect benefit of the employee. The report shall include the name of the broker, dealer or bank with whom the employee established the account, the date the account was

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      established and the date the report was submitted to the Compliance
      Department.

   3. Quarterly Reports - All employees of the Companies shall submit to the Compliance Department, within 10 days after quarter end, a report of all Securities Transactions during the previous quarter. The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the employee. Access Persons who have reported Securities Transactions through duplicate copies of broker confirmations and statements are not required to file a quarterly report.

   4. Annual Reports - All Access Persons (except Disinterested Directors for a Company other than Western Asset) shall provide annually a list of all Covered Securities in which they have a direct or indirect Beneficial Interest. The list shall include the title, number of shares and principal amount of each Covered Security. In addition, each Access Person must report to the Compliance Department the account number, account name and brokerage firm of each Securities account in which the Access Person has a direct or indirect Beneficial Interest. The information in the annual report must be current as of a date no more than 30 days before the report is submitted and the annual report must include the date it was submitted to the Compliance Department. Annually all Access Persons shall certify that they have complied with the requirements of this Code and that they have disclosed or reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

   5. Confirmations and Statements - All Access Persons must arrange for the Compliance Department to receive directly from any broker, dealer or bank duplicate copies of confirmations for Securities Transactions and periodic statements for each brokerage account in which the Access Person has a direct or indirect Beneficial Interest. The foregoing does not apply to transactions and holdings in registered open-end Money Market investment companies or registered open-end investment companies not part of the Legg Mason Funds or sub-advised by Western Asset.

   6. Directors Reports (for Directors of Pacific American Income Shares, Inc., Western Asset Funds, Inc., Western Asset Premier Bond Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2 and Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund
      3):

      a. Disinterested Directors - Access Persons who are Disinterested Directors are not required to make a report regarding Securities Transactions except;

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         i. Where such director knew or, in the ordinary course of fulfilling his or her official duties as a director of Pacific American Income Shares, Inc., Western Asset Premier Bond Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3 or Western Asset Funds, Inc., should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director, such Security is or was purchased or sold by the relevant Western Asset Advised Fund or such purchase or sale is or was considered by the relevant Western Asset Advised Fund or its investment advisers.

      b. Interested Directors - Access Persons who are Interested Directors are required to make the following reports:

         i. Initial Reports (See Paragraph E.1.)

        ii. Quarterly Reports: No later than 10 days after the end of each calendar quarter the following information must be reported:

            - Transaction Report for Covered Securities including: Date of each transaction, full security description (including interest rate and maturity), number of shares and principal amount, nature of transaction, price at which transaction effected, broker, dealer or bank through which transaction affected and date report is submitted.

            - Account Report including: Any new account established by the Director in which any Securities were held during the quarter for the direct or indirect benefit of the Director. Such report to also include the name of the broker, dealer or bank with whom the Director established the account, the date the account was established and the date the report is submitted.

         iii. Annual Reports (See Paragraph E.4.)

F. FIDUCIARY DUTIES

   1. Confidentiality - Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Accounts , except to persons whose responsibilities require knowledge of the information.

   2. Gifts: On occasion, because of their position with Western Asset, Access Persons may be offered, or may receive without notice, gifts from clients, vendors or other persons not affiliated with the firm. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation of the firm. Gifts of nominal value (i.e., gifts whose reasonable value is no more than $100 per year), and customary business meals, entertainment (e.g. sporting events), and promotional items

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      (e.g. pens, mugs, T-shirts) may be accepted. If an Access Person receives any gift that might be prohibited under this Code, the Access Person must immediately inform the Compliance Department. An Access Person may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including clients of the firm.

   3. Service as a Director: No Access Person, who is an employee of Western Asset Management Company, may serve on the board of directors or other governing body of an entity if that entity has publicly traded securities without prior written authorization from the Operations Committee and the Legg Mason, Inc. Legal and Compliance Department. If the board service is authorized, it shall be subject to appropriate safeguards, including in most cases "Chinese Walls" or other procedures to isolate the Access Person from the making of investment decisions related to the company on whose board the Access Person serves.

   4. Remedies and Sanctions: If the Operations Committee determines that an employee of the Companies or an Access Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate.

G. POLITICAL CONTRIBUTIONS

   1. Western Asset and all Access Persons are prohibited from making political contributions for the purpose of obtaining or retaining Western Asset or its affiliates as investment advisers. Western Asset and Access Persons specifically are prohibited from making political contributions to any person who may influence the selection or retention of an investment adviser by a government entity.

   2. Access Persons will be required to certify annually that they have been in compliance with Western Asset's Political Contributions Policy.

H. DEFINITIONS

   1. "Access Persons" means (a) all officers of the Companies, all directors of Western Asset Management Company, and all directors of Pacific American Income Shares, Inc., Western Asset Premier Bond Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3 and Western Asset Funds, Inc., who are not interested persons of such company as that term is defined in the Investment company Act of 1940; (b) all employees of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information, regarding the purchase or sale of a Security by an Account or whose functions relate to the making of any recommendations

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      with respect to the purchases or sales; (c) any natural person in a control relationship to the Companies who obtains information concerning recommendations made to an Account with regard to the purchase or sale of a security and (d) such other persons as the Compliance Department shall designate.

   2. "Account(s)" means any portfolio(s) managed and/or sub-advised by Western Asset Management Company, inclusive of Western Asset Advised Funds.

   3. "Beneficial Interest" shall have the meaning given to it for purposes of Rule 17j-1 and shall include the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in the following:

      a. any Security owned individually by the Access Person;

      b. any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations); and

      c. any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Security is held in an account over which the Access Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian). In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Compliance Department with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Access Persons may use the form attached (Certification of No Beneficial Interest) in connection with such requests

   4. "Companies" means Pacific American Income Shares, Inc., Western Asset Premier Bond Fund, Western Asset Management Company, Western Asset Funds, Inc., Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2 and Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3.

   5. "Covered Security" means any security defined below except covered security does not include direct obligations of the U.S. Government, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements and shares issued by open-end Mutual Funds (except for non-money market Legg Mason Funds and non-money market Western Asset Advised Funds).

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   6. "Director" means a director or trustee of Pacific American Income Shares,
      Inc., Western Asset Premier Bond Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3 or Western Asset Funds, Inc.

   7. "Disinterested Director" means a Director who is not an "interested person" of a Company within the meaning of the Investment Company Act of 1940, as amended.

   8. "Equivalent Security" means any Security issued by the same entity as the issuer of a subject Security that may be convertible into that Security. (e.g. options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, convertible bonds)

   9. "Immediate Family" of an Access Person means any of the following persons who reside in the same household as the Access Person:

      child                      grandparent               son-in-law
      stepchild                  spouse                    daughter-in-law
      grandchild                 sibling                   brother-in-law
      parent                     mother-in-law             sister-in-law
      stepparent                 father-in-law

  10. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange act of 1934.

  11. "Interested Director" means a Director who is an "interested person" of a Company within the meaning of the Investment Company Act of 1940, as amended.

   12. "Investment Person" means any employee of the Companies who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for an Account or Western Asset Advised Fund.

   13. "Legg Mason Fund(s)" means an investment company registered under the Investment Company Act of 1940 that is part of the Legg Mason Family of Funds (a list of such funds are available on the compliance page on Wamnet).

   14. "Limited Offering" means an offering that is exempt from registration under the securities Act of 1933 pursuant to section 4(2) or 4(6) or 77d(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

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  15. "Mutual Fund" means any investment company registered under the
      Investment Company Act of 1940.

  16. "Pre-Clearance Officer" means the persons designated as Pre-Clearance Officers by the Operations Committee.

  17. "Security" means any security (as that term is defined under the Investment Company Act of 1940) and any financial instrument related to a security, including Legg Mason Funds, Western Asset Advised Funds, options on securities, futures contracts, options on futures contracts and any other derivative.

  18. "Securities Transaction" means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest, including the writing of an option to purchase or sell the Security.

  19. "Western Asset" means Western Asset Management Company and Western Asset Management Company Limited.

  20. "Western Asset Advised Fund(s)" means any investment company registered under the Investment Company Act of 1940 managed, advised or sub-advised by Western Asset Management Company.

  21. "Western Asset Operations Committee" ("Operations Committee") Members of the Western Asset Operations Committee shall be designated by the Western Asset Executive Committee.

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